                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13D
                                 (RULE 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                               (AMENDMENT NO. 9)*


                 AUREAL INC. (F/K/A AUREAL SEMICONDUCTOR, INC.)
--------------------------------------------------------------------------------
                                (Name of Issuer)


                    COMMON STOCK, PAR VALUE $0.0001 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   58445Q 10 3
--------------------------------------------------------------------------------
                                 (CUSIP Number)


MICHAEL E. CAHILL, ESQ.                      JOHN B. FRANK, ESQ.
MANAGING DIRECTOR & GENERAL COUNSEL          MANAGING DIRECTOR & GENERAL COUNSEL
THE TCW GROUP, INC.                          OAKTREE CAPITAL MANAGEMENT, LLC
865 SOUTH FIGUEROA STREET, STE. 1800         333 SOUTH GRAND AVENUE, 28TH FLOOR
LOS ANGELES, CALIFORNIA  90017               LOS ANGELES, CALIFORNIA  90071
(213) 244-0000                               (213) 830-6300
--------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)


                                  JULY 6, 2001
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-l(f) or 240.13d-1(g), checK the following box.|_|

                  NOTE: schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See
         Section 240.13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)
                              (Page 1 of 16 pages)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

                                  SCHEDULE 13D

----------------------------                       ----------------------------
CUSIP NO.  58445Q 10 3                             PAGE  2   OF   16  PAGES
           ------------                                 ----     -----

----------------------------                       ----------------------------

=========== ====================================================================
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             The TCW Group, Inc.
=========== ====================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) / /
                                                                         (b) /X/

=========== ====================================================================
     3       SEC USE ONLY


=========== ====================================================================
     4       SOURCE OF FUNDS*

             Not applicable
=========== ====================================================================
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)                                           / /

=========== ====================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             Nevada
========================= =====================================================
     NUMBER OF       7    SOLE VOTING POWER
      SHARES
   BENEFICIALLY           -0-
     OWNED BY
       EACH
    REPORTING
   PERSON WITH
                  ======= ======================================================
                     8    SHARED VOTING POWER

                          4,547,795
                  ======= ======================================================
                     9    SOLE DISPOSITIVE POWER

                          -0-
                  ======= ======================================================
                    10    SHARED DISPOSITIVE POWER

                          4,547,795
=========== ====================================================================
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             4,547,795
=========== ====================================================================
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES

=========== ====================================================================
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             43.7%
=========== ====================================================================
    14       TYPE OF REPORTING PERSON*

             HC, CO
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

----------------------------                       ----------------------------
CUSIP NO.  58445Q 10 3                             PAGE  3   OF   16  PAGES
           ------------                                 ----     -----

----------------------------                       ----------------------------

=========== ====================================================================
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Robert A. Day
=========== ====================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) / /
                                                                         (b) /X/

=========== ====================================================================
     3       SEC USE ONLY


=========== ====================================================================
     4       SOURCE OF FUNDS*

             Not applicable
=========== ====================================================================
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)                                           / /

=========== ====================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION


========================= =====================================================
     NUMBER OF       7    SOLE VOTING POWER
      SHARES
   BENEFICIALLY           -0-
     OWNED BY
       EACH
    REPORTING
   PERSON WITH
                  ======= ======================================================
                     8    SHARED VOTING POWER

                          -0-
                  ======= ======================================================
                     9    SOLE DISPOSITIVE POWER

                          -0-
                  ======= ======================================================
                    10    SHARED DISPOSITIVE POWER

                          -0-
=========== ====================================================================
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             -0-
=========== ====================================================================
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES

=========== ====================================================================
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0%
=========== ====================================================================
    14       TYPE OF REPORTING PERSON*

             IN, HC
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

----------------------------                       ----------------------------
CUSIP NO.  58445Q 10 3                             PAGE  4   OF   16  PAGES
           ------------                                 ----     -----

----------------------------                       ----------------------------

=========== ====================================================================
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Trust Company of the West
=========== ====================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) / /
                                                                         (b) /X/

=========== ====================================================================
     3       SEC USE ONLY


=========== ====================================================================
     4       SOURCE OF FUNDS*

             Not applicable
=========== ====================================================================
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)                                           / /

=========== ====================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             California
========================= =====================================================
     NUMBER OF       7    SOLE VOTING POWER
      SHARES
   BENEFICIALLY           -0-
     OWNED BY
       EACH
    REPORTING
   PERSON WITH
                  ======= ======================================================
                     8    SHARED VOTING POWER

                          2,431,283
                  ======= ======================================================
                     9    SOLE DISPOSITIVE POWER

                          -0-
                  ======= ======================================================
                    10    SHARED DISPOSITIVE POWER

                          2,431,283
=========== ====================================================================
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,431,283
=========== ====================================================================
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES

=========== ====================================================================
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             23.4%
=========== ====================================================================
    14       TYPE OF REPORTING PERSON*

             CO
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

----------------------------                       ----------------------------
CUSIP NO.  58445Q 10 3                             PAGE  5   OF   16  PAGES
           ------------                                 ----     -----

----------------------------                       ----------------------------

=========== ====================================================================
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             TCW Asset Management Company
=========== ====================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) / /
                                                                         (b) /X/

=========== ====================================================================
     3       SEC USE ONLY


=========== ====================================================================
     4       SOURCE OF FUNDS*

             Not applicable
=========== ====================================================================
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)                                           / /

=========== ====================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             California
========================= =====================================================
     NUMBER OF       7    SOLE VOTING POWER
      SHARES
   BENEFICIALLY           -0-
     OWNED BY
       EACH
    REPORTING
   PERSON WITH
                  ======= ======================================================
                     8    SHARED VOTING POWER

                          2,116,512
                  ======= ======================================================
                     9    SOLE DISPOSITIVE POWER

                          -0-
                  ======= ======================================================
                    10    SHARED DISPOSITIVE POWER

                          2,116,512
=========== ====================================================================
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,116,512
=========== ====================================================================
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES

=========== ====================================================================
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             20.3%
=========== ====================================================================
    14       TYPE OF REPORTING PERSON*

             CO, IA
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

----------------------------                       ----------------------------
CUSIP NO.  58445Q 10 3                             PAGE  6   OF   16  PAGES
           ------------                                 ----     -----

----------------------------                       ----------------------------

=========== ====================================================================
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             TCW Special Credits
=========== ====================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) / /
                                                                         (b) /X/

=========== ====================================================================
     3       SEC USE ONLY


=========== ====================================================================
     4       SOURCE OF FUNDS*

             Not applicable
=========== ====================================================================
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)                                           / /

=========== ====================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             California
========================= =====================================================
     NUMBER OF       7    SOLE VOTING POWER
      SHARES
   BENEFICIALLY           -0-
     OWNED BY
       EACH
    REPORTING
   PERSON WITH
                  ======= ======================================================
                     8    SHARED VOTING POWER

                          2,116,512
                  ======= ======================================================
                     9    SOLE DISPOSITIVE POWER

                          -0-
                  ======= ======================================================
                    10    SHARED DISPOSITIVE POWER

                          2,116,512
=========== ====================================================================
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,116,512
=========== ====================================================================
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES

=========== ====================================================================
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             20.3%
=========== ====================================================================
    14       TYPE OF REPORTING PERSON*

             PN, IA
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

----------------------------                       ----------------------------
CUSIP NO.  58445Q 10 3                             PAGE  7   OF   16  PAGES
           ------------                                 ----     -----

----------------------------                       ----------------------------

=========== ====================================================================
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             TCW Special Credits Fund IIIb
=========== ====================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) / /
                                                                         (b) /X/

=========== ====================================================================
     3       SEC USE ONLY


=========== ====================================================================
     4       SOURCE OF FUNDS*

             OO, WC
=========== ====================================================================
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)                                           / /

=========== ====================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             California
========================= =====================================================
     NUMBER OF       7    SOLE VOTING POWER
      SHARES
   BENEFICIALLY           -0-
     OWNED BY
       EACH
    REPORTING
   PERSON WITH
                  ======= ======================================================
                     8    SHARED VOTING POWER

                          1,843,360
                  ======= ======================================================
                     9    SOLE DISPOSITIVE POWER

                          -0-
                  ======= ======================================================
                    10    SHARED DISPOSITIVE POWER

                          1,843,360
=========== ====================================================================
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,843,360
=========== ====================================================================
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES

=========== ====================================================================
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             17.7%
=========== ====================================================================
    14       TYPE OF REPORTING PERSON*

             PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

----------------------------                       ----------------------------
CUSIP NO.  58445Q 10 3                             PAGE  8   OF   16  PAGES
           ------------                                 ----     -----

----------------------------                       ----------------------------

=========== ====================================================================
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             TCW Special Credits Trust
=========== ====================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) / /
                                                                         (b) /X/

=========== ====================================================================
     3       SEC USE ONLY


=========== ====================================================================
     4       SOURCE OF FUNDS*

             OO, WC
=========== ====================================================================
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)                                           / /

=========== ====================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             California
========================= =====================================================
     NUMBER OF       7    SOLE VOTING POWER
      SHARES
   BENEFICIALLY           -0-
     OWNED BY
       EACH
    REPORTING
   PERSON WITH
                  ======= ======================================================
                     8    SHARED VOTING POWER

                          985,103
                  ======= ======================================================
                     9    SOLE DISPOSITIVE POWER

                          -0-
                  ======= ======================================================
                    10    SHARED DISPOSITIVE POWER

                          985,103
=========== ====================================================================
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             985,103
=========== ====================================================================
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES

=========== ====================================================================
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             9.5%
=========== ====================================================================
    14       TYPE OF REPORTING PERSON*

             OO
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

----------------------------                       ----------------------------
CUSIP NO.  58445Q 10 3                             PAGE  9   OF   16  PAGES
           ------------                                 ----     -----

----------------------------                       ----------------------------

=========== ====================================================================
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             TCW Special Credits Trust IIIb
=========== ====================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) / /
                                                                         (b) /X/

=========== ====================================================================
     3       SEC USE ONLY


=========== ====================================================================
     4       SOURCE OF FUNDS*

             OO, WC
=========== ====================================================================
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)                                           / /

=========== ====================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             California
========================= =====================================================
     NUMBER OF       7    SOLE VOTING POWER
      SHARES
   BENEFICIALLY           -0-
     OWNED BY
       EACH
    REPORTING
   PERSON WITH
                  ======= ======================================================
                     8    SHARED VOTING POWER

                          1,446,180
                  ======= ======================================================
                     9    SOLE DISPOSITIVE POWER

                          -0-
                  ======= ======================================================
                    10    SHARED DISPOSITIVE POWER

                          1,446,180
=========== ====================================================================
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,446,180
=========== ====================================================================
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES

=========== ====================================================================
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             13.9%
=========== ====================================================================
    14       TYPE OF REPORTING PERSON*

             OO
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

----------------------------                       ----------------------------
CUSIP NO.  58445Q 10 3                             PAGE  10  OF   16  PAGES
           ------------                                 ----     -----

----------------------------                       ----------------------------

=========== ====================================================================
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Gryphon Domestic VI, L.L.C.
=========== ====================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) / /
                                                                         (b) /X/

=========== ====================================================================
     3       SEC USE ONLY


=========== ====================================================================
     4       SOURCE OF FUNDS*

             Not applicable
=========== ====================================================================
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)                                           / /

=========== ====================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
========================= =====================================================
     NUMBER OF       7    SOLE VOTING POWER
      SHARES
   BENEFICIALLY           -0-
     OWNED BY
       EACH
    REPORTING
   PERSON WITH
                  ======= ======================================================
                     8    SHARED VOTING POWER

                          830,858
                  ======= ======================================================
                     9    SOLE DISPOSITIVE POWER

                          -0-
                  ======= ======================================================
                    10    SHARED DISPOSITIVE POWER

                          830,858
=========== ====================================================================
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             830,858
=========== ====================================================================
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES

=========== ====================================================================
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             8.0%
=========== ====================================================================
    14       TYPE OF REPORTING PERSON*

             OO
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

----------------------------                       ----------------------------
CUSIP NO.  58445Q 10 3                             PAGE  11  OF   16  PAGES
           ------------                                 ----     -----

----------------------------                       ----------------------------

=========== ====================================================================
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             OCM Opportunities Fund II, L.P.
=========== ====================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) / /
                                                                         (b) /X/

=========== ====================================================================
     3       SEC USE ONLY


=========== ====================================================================
     4       SOURCE OF FUNDS*

             Not applicable
=========== ====================================================================
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)                                           / /

=========== ====================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
========================= =====================================================
     NUMBER OF       7    SOLE VOTING POWER
      SHARES
   BENEFICIALLY           -0-
     OWNED BY
       EACH
    REPORTING
   PERSON WITH
                  ======= ======================================================
                     8    SHARED VOTING POWER

                          3,047,884
                  ======= ======================================================
                     9    SOLE DISPOSITIVE POWER

                          -0-
                  ======= ======================================================
                    10    SHARED DISPOSITIVE POWER

                          3,047,884
=========== ====================================================================
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             3,047,884
=========== ====================================================================
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES

=========== ====================================================================
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             29.3%
=========== ====================================================================
    14       TYPE OF REPORTING PERSON*

             PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

----------------------------                       ----------------------------
CUSIP NO.  58445Q 10 3                             PAGE  12  OF   16  PAGES
           ------------                                 ----     -----

----------------------------                       ----------------------------

=========== ====================================================================
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Oaktree Capital Management, LLC
=========== ====================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) / /
                                                                         (b) /X/

=========== ====================================================================
     3       SEC USE ONLY


=========== ====================================================================
     4       SOURCE OF FUNDS*

             Not applicable
=========== ====================================================================
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)                                           / /

=========== ====================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             California
========================= =====================================================
     NUMBER OF       7    SOLE VOTING POWER
      SHARES
   BENEFICIALLY           -0-
     OWNED BY
       EACH
    REPORTING
   PERSON WITH
                  ======= ======================================================
                     8    SHARED VOTING POWER

                          3,951,982
                  ======= ======================================================
                     9    SOLE DISPOSITIVE POWER

                          -0-
                  ======= ======================================================
                    10    SHARED DISPOSITIVE POWER

                          3,951,982
=========== ====================================================================
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             3,951,982
=========== ====================================================================
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES

=========== ====================================================================
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             38.0%
=========== ====================================================================
    14       TYPE OF REPORTING PERSON*

             IA, OO
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

AMENDMENT NO. 9 TO SCHEDULE 13D

This statement of amendment to Amendment No. 8 of Schedule 13D, filed on behalf of the TCW Group, Inc. and the several entities included herein (collectively the "Reporting Persons"), relates to the Common Stock, par value $.0001 per share ("Common Stock"), of Aureal Inc. (f/k/a Aureal Semiconductor, Inc.), a Delaware corporation (the "Issuer"). The address of the principal executive office of the Issuer is 4245 Technology Drive, Fremont, California 94538.

Other than as set forth herein, there has been no material change in the information set forth in Items 1 though 7 of Schedule 13D.

ITEM 2.  IDENTITY AND BACKGROUND

The second paragraph of Item 2 is hereby amended to read in its entirety as follows:

On July 6, 2001, Societe Generale S.A., a company incorporated under the laws of France ("SG"), acquired approximately 51% of the equity securities of TCWG and 80% of the voting rights of TCWG pursuant to an Amended and Restated Acquisition Agreement and Plan of Recapitalization, dated as of April 11, 2001, among TCWG, SG, Societe Generale Asset Management, S.A., a company incorporated under the laws of France, Marc I. Stern as the Stockholders' Representative, the holders of TCWG common stock party thereto, and the holders of TCWG phantom stock party thereto. As a result of the acquisition by SG, as of July 6, 2001 Robert A. Day no longer will be deemed to control TCWG or share voting or dispositive power with TCWG as to its equity holdings, and has thus ceased to be a beneficial owner of any securities of and is no longer a Reporting Person with respect to the Issuer.

Other than Oaktree Capital Management, LLC, OCM Opportunities Fund II, L.P. and Gryphon Domestic VI, L.L.C., the Reporting Persons, together with TCWG's other direct and indirect subsidiaries, collectively constitute The TCW Group, Inc. business unit (the "TCW Business Unit"). The TCW Business Unit is primarily engaged in the provision of investment management services.

As of July 6, 2001, the ultimate parent company of TCWG is SG. The principal business of SG is acting as a holding company for a global financial services group, which includes certain distinct specialized business units that are independently operated, including the TCW Business Unit.

SG, for purposes of the federal securities laws, may be deemed ultimately to control TCWG and the TCW Business Unit. SG, its executive officers and directors, and its direct and indirect subsidiaries (including all of its business units except the TCW Business Unit), may beneficially own additional securities of the Issuer (the "Shares") and such Shares are not reported in this statement. In accordance with Securities and Exchange Commission ("SEC") Release No. 34-39538 (January 12, 1998), and due to the separate management and independent operation of its business units, SG disclaims beneficial ownership of Shares beneficially owned by the Reporting Person. The Reporting Person disclaims beneficial ownership of Shares beneficially owned by SG and any of SG's other business units.

Under the list of Executive Officers and Members of Oaktree in paragraph (viii) under the heading "(a) - (c) & (f)", the acting title of Kenneth Liang is hereby amended and restated to read as "Managing Director" and the following person is added to the list of Executive Officers at the end of such list:
"John B. Frank - Managing Director and General Counsel".

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

         (a)      AGGREGATE AMOUNT BENEFICIALLY OWNED AND PERCENT OF CLASS:

         See Item 2.

         (e) DATE ON WHICH THE REPORTING PERSON CEASED TO BE A BENEFICIAL OWNER OF MORE THAN FIVE PERCENT FO THE CLASS OF SECURITIES:

         See item 2.

                                    SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this Statement is true, complete and correct.

Dated as of this 6th day of July, 2001.

THE TCW GROUP, INC.


By:  /s/ LINDA D. BARKER
     ----------------------------------------------
     Linda D. Barker, Authorized Signatory


TRUST COMPANY OF THE WEST


By:  /s/ KENNETH LIANG
     ----------------------------------------------
     Kenneth Liang, Authorized Signatory


TCW ASSET MANAGEMENT COMPANY


By:  /s/ KENNETH LIANG
     ----------------------------------------------
     Kenneth Liang, Authorized Signatory


TCW SPECIAL CREDITS


By:   /s/ KENNETH LIANG
     ----------------------------------------------
     Kenneth Liang, Authorized Signatory of
     TCW Asset Management Company, the
     Managing General Partner of TCW
     Special Credits


TCW SPECIAL CREDITS FUND IIIb


By:  /s/ KENNETH LIANG
     ----------------------------------------------
     Kenneth Liang, Authorized Signatory
     of TCW Asset Management Company, the Managing
     General Partner of TCW Special Credits, the
     General Partner of TCW Special Credits Fund IIIb


TCW SPECIAL CREDITS TRUST


By:  /s/ KENNETH LIANG
     ----------------------------------------------
     Kenneth Liang, Authorized Signatory of
     Trust Company of the West, the trustee of
     TCW Special Credits Trust

TCW SPECIAL CREDITS TRUST IIIb


By:  /s/ KENNETH LIANG
     ----------------------------------------------
     Kenneth Liang, Authorized Signatory of
     Trust Company of the West, the trustee of
     TCW Special Credits Trust IIIb


ROBERT A. DAY


By:  /s/ LINDA D. BARKER
     ----------------------------------------------
     Linda D. Barker
     Under Power of Attorney dated November 6, 2000, on file with
     Schedule 13G for Retek, Inc., dated November 8, 2000


OAKTREE CAPITAL MANAGEMENT, LLC


By:  /s/ KENNETH LIANG
     ----------------------------------------------
     Kenneth Liang, Managing Director


GRYPHON DOMESTIC VI, L.L.C.

By:  Oaktree Capital Management, LLC, as its Manager


By:  /s/ KENNETH LIANG
     ----------------------------------------------
     Kenneth Liang, Managing Director


OCM OPPORTUNITIES FUND II, L.P.

By:  Oaktree Capital Management, LLC, its General Partner


By:  /s/ KENNETH LIANG
     ----------------------------------------------
     Kenneth Liang, Managing Director